Exhibit 23.8

April 18, 2011

Jiayuan.com International Ltd.

Room 1005, Changxin Building

No. 39 Anding Road

Chaoyang District, Beijing

The People’s Republic of China

(8610) 6442-8783

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Jiayuan.com International Ltd. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the completion of the Company’s initial public offering, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Zhiwu Chen

Name: Zhiwu Chen